Exhibit 99.1

On March 2, 2007 Horizon Lines, Inc. hosted a conference call to discuss financial results for the fourth quarter and year ended December 24, 2006. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to Horizon Lines’ fourth quarter 2006 earnings release conference call. During today’s presentation all parties will be in a listen-only mode. If you have a question, please press the star followed by the one on your touchtone phone for the question and answer session after the presentation. This conference is being recorded Friday, March 2, 2007.

I would now like to turn the conference over to Mike Avara, Vice President, Investor Relations, and Treasurer. Please go ahead, sir.

M. Avara:	Good morning, everyone, and welcome to Horizon Lines’ fourth quarter 2006 earnings release call. Thanks for joining us today.

Our senior management team is a little bit spread out around the globe today. Chuck Raymond is actually in Alaska visiting our operations up there. John Keenan is in Korea taking delivery of our second new vessel, the Horizon Hawk. With me here in Charlotte is John Handy, our Executive Vice President; Mark Urbania, our Senior Vice President and CFO; and Brian Taylor, our Senior Vice President, Sales and Marketing.

Before we start, I have to call your attention for a minute to our Safe Harbor Statement on Slide 2. During this call we will be making certain forward-looking statements. These statements, by their definition, involve uncertainty and obviously we give no guarantees that they’ll actually come to pass, although we do believe they’re accurate at this point in time. There are certain risk factors that could cause these statements to vary materially from actual results and those risk factors are outlined in our SEC filings, so I would call your attention to those filings.

We’re going to start with Chuck Raymond giving an overview of the Company. John Handy will give an operations overview. Mark will do a financial review and then we’ll wrap up with a Q&A session. With that I’ll turn it over to Chuck Raymond, our Chairman, President and CEO.

C. Raymond:	Good morning and welcome to our call here from chilly and windy Alaska.

First of all, unfortunately this morning due to no fault of Horizon Lines, one of the feeder services that provides information into Bloomberg erroneously reported our earnings. It was retracted by the feeder service slightly after 10:00 o’clock this morning. There was a reaction obviously, a somewhat active sell down in some of the shares, but that’s corrected itself now. We had nothing to do again with this. This was a feeder service into Bloomberg and we’ve let it be known that we’re very unhappy with that situation.

It was very unfortunate because Horizon Lines has the pride today to report record earnings for the fourth quarter and for the full year of 2006. A great year for us. Let me just give you the highlights.

We transitioned to full public company status as of the 17th of November of 2006, with all of the remaining shares of our former equity sponsor, Castle Harlan, being sold down. Our fleet enhancement initiative is fully on schedule. The Horizon EDGE initiative, which is our process reengineering and customer service initiative, is launched now. It’s capturing early wins which are in fact in excess of our first-year targets.

Maersk and Horizon Lines have completed the renewal of all of our agreements. Those are operational now and serving both companies as well as we had predicted and anticipated.

Our Horizon Services Group continues to lead the industry in technology, in this case with RFID technology being introduced, as it has been up here in Alaska, an industry first. We’ve also formed a joint venture with the Chenega Group in Alaska to help us develop systems and market them going forward.

As you know, our election of tonnage tax as it relates to foreign shipments and those in the Puerto Rico trade yielded significant tax savings during 2006 and beyond. That has helped our earnings per share. Our record financial results for the fourth quarter and for the full year represent the 20th quarter in a row, and I think that’s an important thing to stress here, through the last five years, of comparable quarter-over-quarter earnings improvement—something that bodes very well and represents well the stability and earnings capability of our company.

While all of this has been going on I’ve been working with our Board and with outsiders to develop a very seasoned group of professionals that are associated with logistics and with transportation issues today to strengthen our Board. Many of them have CEO experience and among those are Norman Mineta, our recently retired Secretary of Transportation, the longest standing Secretary of Transportation in the United States, and Admiral Vernon Clark, who is expected to join our Board at our annual stockholder meeting in June along with others. Admiral Clark recently retired as Chief of Naval Operations.

These people will help set the course for Horizon Lines in 2007 and beyond. I’m very happy to have their help and they’re excited about joining a company as robust as Horizon Lines is.

With that, I’ll turn the microphone over to John Handy, our Executive Vice President, who will give us an operations review.

J. Handy:	Welcome, everyone, to our fourth quarter 2006 earnings release call. On Slide 7 we’ve listed some operating highlights and I’ll cover these. This is the agenda for my piece of the presentation today.

I’ll start out with some discussion of rate increases in the volume discussion, and some brief comments about our competitive landscape. I’ll give you some insights in our revenue topics, that’s Horizon EDGE and TP1 and container fleet enhancements. Then we’ll talk about vessel metrics and the importance that those metrics have on our customer base. We’ll wrap up with some discussions of service excellence awards, which really are a reflection on the incredible associates that we have at Horizon Lines.

Turning to the next Slide, number 8, rate and volumes for the fourth quarter, you can see the rate improvements there and the softness in the volume. The real message in all of these bullets is that our efforts to increase the margin of our cargo mix and the stable rate growth tied to cost reduction efforts and process improvement efforts (through our EDGE initiative) are the balance across all our trades. If you look more specifically at Puerto Rico, while we did not see the rebound in the fourth quarter, favorable rates and this significant focus on cost reductions helped Puerto Rico finish the quarter fairly stable.

On Slide 9, as we look to the future I would repeat again that so much of what we’re talking about for 2007 is the focus of our EDGE initiative to drive down costs and increase revenue. As you look across the trades, specifically starting out with Hawaii, as we’ve mentioned before, there’s $9 billion of construction work in the pipeline out there and we certainly expect that will be executed in 2007 and 2008. The state is predicting a 2% increase in what is already a very robust tourism trade and the Department of Defense expansions throughout the state mean that Horizon Lines should be able to take advantage of that cargo increase.

Out in Guam, as I’ve mentioned before to you, the Department of Defense has announced a $15 billion program of investment over the next ten years as they bring down increased force structure with the Air Force, Navy and Marine forces. A significant amount of that investment will require movement of construction materials and supplies that cover the spectrum of everything that Horizon Lines does so we’re excited about that as well.

In the Alaskan economy, it continues to grow, supported by the high oil prices, robust tourism, strong construction and, of course, seafood. You can add to that our terminal revenue efforts. Alaska is another good news story for us.

In Puerto Rico, the 1% GNP growth that’s predicted by the Puerto Rican Government Development Bank is a topic that we’re watching very closely. The Commonwealth is also looking at some tourism growth. As the tax reform issues settle down, we are certainly expecting a more stable Puerto Rican economy as we move to the future. As our folks in the trade down there will tell you, their aggressive focus on cost reduction certainly offsets a lot of the softness in the volumes.

Turning to Slide 10 for a competitive update. As we look to the future, we see that we finished the year with stability in our market share and we have no reason to expect that that 36% share of the market across all trades will drop. That will stay the same or increase. We’re certainly seeing some gains in our targeted segments, particularly reefer, and I’ll talk about that a little bit more as I cover our fleet upgrade program. Stability in the market is what we expect in Puerto Rico.

As Chuck mentioned in his brief remarks, Alaskan Radio Frequency Identification implementation, to emphasize again, is an industry first. It is certainly an opportunity. We have put tags and readers on all our containers for the Alaskan market. This allows our major customers to see their supply chains and with clear 20/20 vision as they supply their markets in Alaska. It’s an exciting endeavor and we’re really thrilled to be the first to do that.

Speaking of first, our first arrival in Guam remains a very, very obvious competitive advantage for us.

Slide 11.—I’ve mentioned Horizon EDGE many times so far. Our customer focused process improvement effort is fully underway and certainly captured significant savings in 2006. Our gross benefits are ahead of plan at about $900 thousand above our expected budget of $3 million. For 2007, our savings to date are well ahead of plan and we’re expecting, as I’ve said many times before, to achieve a minimum of $13 million in savings, with us seeking to offset any TP1 impacts, which I’ll cover briefly in a minute.

If you turn to Slide 12, one of the reasons for our excitement is the fact that, as Mike Avara mentioned, John Keenan is on his way to Korea, where we will close on Monday on our second ship, the Horizon Hawk—A beautiful ship.

Turning to the next slide, you’ll see that, as we focus on the TP1 fleet enhancement program, we are on target and we’re on plan. The first ship that will hit the West Coast will be the Hawk, followed by the Hunter. These ships are performing extremely well. We’ve signed all of our Maersk agreements both for the TP1 and others. As I’ve mentioned on earlier calls, the net impact of our TP1 service will be a negative of approximately $15 million in 2007. As I mentioned in my comments about EDGE, we expect that we’ll be able to at least offset $13 million of that and our targets are to offset TP1 and better.

The next Slide, 13, talks about our container fleet investments. This is tied directly to our cargo mix upgrade. This is why this is so important to us. The point here is that this fleet renewal program allows us to reduce maintenance costs significantly. It increases asset utilization and the new reefers complement our customer growth in that segment. As you look to 2007, we will continue our refrigerated container upgrades, adding to what is already a robust market for us.

Slide 14 talks about vessel performance. The reason this topic is so important to us is the focus on customer requirements and customer expectations: loading on time, and departing and arriving on time. As you look at vessel availability, 99.7% of the time our vessels are ready to load, off-load and sail. If you look at utilization, this is containers on a vessel as a percentage of capacity. It does include empties, but it is a reflection of our efforts to maximize the capacity and capabilities of our ships.

Finally, as you look at on-time performance, that’s a zero tolerance standard. No matter if it’s the Pacific or Atlantic or up in Alaska, ships will sail on time and they will arrive on time and our customers expect that.

You will see on Slide 16 that our service excellence awards reflect what our associates have been able to do throughout 2006, recognized again by Lowe’s, this year as the 2006 Platinum Carrier Award for 99.9% on-time service performance, by Toyota with the On Time Performance Award for the 7th consecutive year, and by Wal-Mart with the Carrier of the Year Award. Of course, there are the two recognitions as the Global Supply Chain’s 100 great supply chain partners and the Quest for Quality Award.

All of these service awards recognize Horizon Lines, which is our people, from masters aboard our ships to our sales and marketing, all the way through maintenance. No matter who it is in this organization, our associates are dedicated to customer support and that makes us what we are and that’s why we’re so excited about what’s happened in 2006 and as we look forward to 2007.

With that, I’ll turn it over to Mark Urbania who will cover the financial review.

M. Urbania:	As Chuck started off the conversation., we achieved record earnings this year, ahead of our guidance that we put out there. I will be covering as depicted here in the bullets, all of the topics that you see there, operating revenue down to earnings per share, cash flow and capital structure.

Before I do, 2006 was a record year not only from an operational perspective but from a financial perspective for the Company too. We’re pleased to report that.

We achieved all of our objectives for the fourth quarter and the full year and this was accomplished alongside many other key initiatives for us, some of which Chuck mentioned. The identification and financing of our fleet enhancement strategy was recently recognized by an industry publication, Marine Money, as leasing deal of the year.

We renewed our Maersk contracts. We’ve launched our Horizon EDGE initiative, as you’ve heard, executed three secondary offerings, achieved Sarbanes-Oxley compliance, put a lot of work into the tonnage tax, which is very beneficial for the organization, so it was a very busy, but also very successful, year for the Company.

Turning to Slide 19, the operating revenue side. Revenue was up 3% in the fourth quarter and 5.5% for the full year. Let’s turn to the next slide for the analysis of this revenue growth.

As you can see, the fourth quarter revenue analysis shows that we continued to offset volume softness, primarily due to softer market conditions in Puerto Rico, as John Handy just talked about, with improved rates and cargo mixes depicted here. You can see in the fourth quarter our volume variance was $7.7 million, but that was more than offset by our cargo rate improvement. The fourth quarter of 2006 really was more of the same of what we saw earlier in the year.

On Slide 21 is our adjusted operating income was up 15.1% quarter-over-quarter and up 20.1% year-over-year. This is on an apples-to-apples basis. This improvement is attributable to a variety of factors including a solid rate environment and cargo mix improvement and, on the cost side, tight cost controls and process improvement initiatives fueled by Horizon EDGE. One of the things that we’re most proud of, though, is that through these efforts our operating ratio improved by 1.1% for the full year.

Turning to adjusted EBITDA, on Slide 22. As noted at the bottom of the slide, please refer to Slide 33 for the add backs. What this attempts to do is put this presentation on a comparable basis. I will say that in the fourth quarter our EBITDA was actually $1.5 million better than what’s depicted here of $38.9 million because of a post-retirement benefit obligation that we caught up in the fourth quarter. The effect for the full year would have been $1.2 million better than the $163.1 million. So, we are very pleased with the EBITDA results.

Looking at adjusted net income — Again refer to Slide 32 for the adjustments for putting this on a comparable basis, which excludes the nonrecurring items and places it on a pro forma basis for tonnage tax — our quarter-over-quarter adjusted net income grew by 43.8% to $11.5 million and on a full-year basis grew by 29.3% to $45 million.

Turning to earnings per share—with those same adjustments in mind—we were ahead of our guidance by $0.01 at $0.34, which represents a 41.7% increase over the same period in 2005. For a full-year basis, earnings per share would have been $1.34, or a 28.8% increase over the prior year.—Good performance.

On Slide 25, looking at our cash flow and our free cash flow highlighted there, we generated free cash flow for 2006 of $81.3 million and I will note that that includes the payment of the dividend. We elected to pay $25 million against our term loan in mid-December. Most of that you can see reflected in the debt repayment line there. So our net cash flow is $52.5 million, a very strong year from a cash flow perspective, and we expect good, strong free cash flow in 2007 as well.

On Slide 26, looking at our capital structure, it continues to improve. Our leverage stands at 3.1x. Debt as a percentage of our capital structure improved to 71% and interest coverage continues in a positive direction. I will say our capital structure will continue to improve in the first and second quarters of 2007 as we’re planning to prepay another $25 million on our term loan during the last week of March.

Finally, I’ll wrap up on Slide 27. From a guidance perspective, we’re reaffirming the guidance that we previously provided to the market. In the first quarter we’re expecting EBITDA between $33 and $36 million and earnings per share between $.10 and $.15. On a full-year basis, we’re expecting $173 to $180 million in EBITDA, earnings per share of $1.45 to $1.59, and free cash flow, based on those numbers, of between $27 and $34 million.

With that, we will turn it over to a question and answer period.

Question:	Just a couple of questions. I think you had mentioned that thus far you were ahead of plan on Horizon EDGE and it looked like you were ahead of plan in ‘06 and starting ahead of plan so far in ‘07. What areas are you ahead of plan in? Which sections are going better than you expected or is it pretty much the same across all the buckets?

J. Handy:	The area that I’m talking about specifically is where we had intended to initiate our in-land port process scrub early this year. We were able to initiate that ahead of schedule in 2006, so we were able to get a little bit of a head start, specifically in Tacoma. We have now spread that out throughout the rest of the in-land ports on the West Coast and East Coast.

That focus is much like the focus that we had in the offshore ports so we were not only able to get to those ports sooner, but start looking at process improvements more quickly. That is the reason we’re not only ahead of target as I mentioned, but also ahead of savings.

The second point would be in Dallas as we look at the processes, particularly in order-to-cash and supply chain management. Those efforts are well ahead of schedule and target. And so, we’re not in a position to talk about specific numbers, but I would just assure you and the listeners that we’re upbeat about Horizon EDGE and what it’s doing for the entire Company.

Question:	One other follow up question. You had reaffirmed the revenue outlook. Can you retouch base in terms of the year-over-year growth, what you’re looking at broadly speaking, volume versus price? I assume it’s probably still more weighted towards the price mix side of things in terms of year-over-year revenue growth, but just curious, as to your thoughts.

M. Urbania:	When you look at our revenue growth in 2007 based upon our guidance, I think that represents roughly a 5% increase over 2006. The way that breaks down, and I’m going across all trade lanes now, it’s more in the 1.5% to 2% overall on the volume side with the balance being rate.

Question:	You mentioned the softness in the volume, specifically in Puerto Rico. Was it isolated to Puerto Rico or did the softness in Alaska in the third quarter really persist?

C. Raymond:	We saw more of the softness in Puerto Rico than anywhere else. Actually we’d anticipated a stronger Puerto Rico recovery in the fourth quarter that really didn’t materialize. There still was, and I would say even today there is, some lingering impact from the tax reform and the energy costs. That being said, we would expect that would moderate throughout the year. The Alaskan and Pacific theaters are still performing in line with our expectations.

Question:	Where are we in the Puerto Rico rate recovery story? If volumes are soft, how much more pricing power does Horizon have looking into ‘07?

C. Raymond:	I think the way we would answer that is it looks like all the carriers were pretty responsible in terms of tonnage in the trade last year. As the market softened, we of course withdrew a vessel for a period of time. I think 1 or 2 of the barge lines did the same. One of the other competitors, Sea-Star, actually pulled a vessel out.

The available capacity more represented the demand in the marketplace and as a result of that, the pricing I don’t think suffered. I believe we’re still gaining in terms of real dollar increases in our prices in Puerto Rico. I don’t see that stopping. I believe we still have a little bit of a ways to go there.

Question:	How much more is left in that cargo mix shift initiative, in that switch to higher margin reefer containers because that has been a key driver.

C. Raymond:	Brian Taylor can give you a sense of how that impacts our revenues, but also how the military focus is helping us also.

B. Taylor:	I would say that as we look ahead in 2007, the changes that we’re making in our vessel network continue to enhance our ability to serve some of the critical segments that we have focused on this past year and it also opens up some new opportunities for us to serve some segments that perhaps we have not participated in fully.

We continue adding new, more efficient equipment to the fleet. We’re offering enhanced technology solutions. We’re making significant improvements in our offshore terminals and all of those are really designed to help us continue to focus on those higher margin segments so we see a continued ability for Horizon Lines to attract cargo in these segments well into 2007.

Question:	I read that Washington state has proposed a $100 tax on each 40-foot container that passes through its seaports. Do you have an opinion of the likelihood of this proposal passing and what would be the impact to Horizon Lines?

C. Raymond:	Let me deal with the likelihood of that happening. That would be a state tax on interstate commerce which is unusual and there’s quite an opposition to that as you might imagine. I don’t expect that that will happen.

That being said, if it were to happen, I don’t think the impact would be on Horizon Lines. The impact would be on our underlying customers. Because of the pricing power in that trade, the carriers typically have an ability to pass along extraordinary increases, whether they be labor increases, fuel, or security surcharges.

Once again, we don’t think it’ll happen. We doubt it very seriously. Should it happen, I think the impact would be borne by the consumer in Alaska as opposed to the underlying service provider.

J. Handy:	I’d just add one other thing. The late breaking news on that is that legislation has been reduced to a study as opposed to any fee and the fee, just kind of by the way they were talking about was $50 a container, but that I emphasize has been reduced to proposed legislation to study a container tax. Everything Chuck said is absolutely correct.

Question:	Could you go through a little bit in more depth on the Hawaii trade lane? You mentioned in the slides that it was a stagnant fourth quarter. What areas were lagging? I assume that autos continued as planned to decline due to your pull back in that area. Were there also lower volumes?

B. Taylor:	Clearly the biggest segment that was impacted in Hawaii in the fourth quarter was automobiles. We are not a principal player in the automobile market so our business was not dramatically impacted by that downturn.

We did see a minimal amount of softness with some retail shipments that occurred in the fourth quarter, supporting the Christmas holiday season, not unlike some of the things that we have seen in the lower 48. But we do anticipate continued steady volumes and strength in the Hawaii economy in 2007. As you look at the three pillars in Hawaii, basically construction, military and solid visitor count, we see all of those things continuing to trend in a positive direction and look for some steady growth in 2007.

Question:	Additionally, when do you expect to start seeing some significance from the Guam military build out? Is that in 2008?

J. Handy:	We’re already seeing that now. If you look at the detail on Guam, the Air Force has already deployed significant core structure to Guam. You’ll see that the construction has already started. Some of our initiatives serve to support them. There’s significant growth in that Guam market for us, and, as I said in my earlier remarks, over the next ten years that will continue to increase.

C. Raymond:	I might just add that I spent a little bit of time with our folks in that trade lane last week and we’ve already seen some projects, as John mentioned. The Anderson Air Force Base mall, the Navy housing and military construction projects out in Guam. In Hawaii they’re building a hanger for the C17s, a new medical center. A lot going on in that sector and we’re very excited about it.

Question:	Are you still actively pursuing a use for those spare ships, the spare Jones Act ships that will be coming?

C. Raymond:	We are. In our business plan we don’t have any provision for revenue for those vessels in 2007 or beyond. Those vessels are in our business plan as idle ships and we incur the lay up cost of those as a part of our operating cost stream.

There’s a very strong focus on what they used to call “short sea shipping.” It’s been renamed to use of America’s water highway. In fact I’ll be giving a keynote speech on that. I believe my speech is on the 17th of April in Orlando.

We’re looking at that very seriously. We think there’s a huge opportunity there. There are a few steps that can be taken to enhance that, including removing the harbor maintenance tonnage tax that’s applied to shipments that move between ports in the U.S. We’re working on that with legislators.

Our view is that there’s clearly a market for those vessels. We have the assets and we’ll be working very diligently not only with our customer base, but with our congressional representatives to get that service up.

Question:	I was wondering if we could get an update on the project in the Alaska region, the one using RFID technology?

J. Handy:	One of the things that we note is that many major customers in the lower 48 are highly interested in RFID technology and other container or product tracking technologies.

What we did was purchase tag readers and tags. We are tagging our containers so that customers can have all of their product in tagged containers. The readers read that all the way from the distribution centers in the lower 48, specifically in Washington state, on board our ships, off load and throughout the highway system in Alaska. The Department of Transportation in Alaska has truck stops much like the lower 48 so we’re able to put our readers in along the highway, as well as in some of those truck stops, and read the progress of those containers aboard trucks as they move to store fronts.

What I’ve described for you in your mind should appear to be a fully automated supply chain from a visibility perspective and from the perspective of information technology sources. Our customers can watch their product move from distribution center all the way to store front. The store managers can log in and see that product arriving. That allows them to order efficiently, to manage their stores more efficiently and effectively. Certainly, the important thing from Horizon Lines’ perspective is to offer this service to our customers in Alaska. As we see the successes there, we can expand that throughout the Horizon Lines system.

With that technology, plus other new technology that may come up, we’re going to be leaning very far forward to make sure that we support our customers with whatever is achievable out there.

Question:	I had a question. Maersk recently announced that it was going to be reducing the number of in-land U.S. destinations that it served with what you would describe as door-to-door cargo movement. Does that have any impact on you and/or does it represent an opportunity for you as well?

C. Raymond:	I don’t see that as going to have an impact on us. Maersk has taken a few points that I believe were unprofitable for them and has asked the underlying shipper to make a different choice. As you know, we interchange a lot of equipment with Maersk. They have the largest fleet of containers in the Continental U.S. and I don’t think that’s going to impact us at all.

Question:	I believe one of your peers yesterday announced a partnership with JB Hunt to introduce and expedite a product from the Asian market. Has Horizon Lines explored perhaps developing any type of in-land based partnerships with some of the ground-based providers?

C. Raymond:	We do a lot of that. We don’t really have a commercial relationship with the eastbound shippers out of Asia. As you know, we sell pretty much all of our capacity out of Asia to Maersk so they are the underlying buyer of the slots that we offer from Asia to the U.S.

Maersk has a number of similar type arrangements. It’s quite common in our trade for ocean carriers to try to preserve their equipment on the West Coast by swinging their in-bound foreign cargo into larger, 53-foot rail trailers. Matson has done what a lot of other carriers do there. It’s clever and it will help keep their equipment on the West Coast. It will help them. It does not have a competitive impact on us.

Question:	Just a quick follow up on the RFID. Do you have any sense of timing of when this could be rolled out to the different geographic regions and how does Horizon view the size of the revenue opportunity?

J. Handy:	The roll out is dependent upon customer demand and the technology of tagging containers. Do we tag the whole fleet? —Some business questions for us, so the timing is still very much under discussion. Please tell me again what the other part of your question was.

Question:	What potential revenue stream do you see from this technology and initiative?

J. Handy:	I think that there are a couple of obvious answers there. One could be margin per box on the information you’re actually supplying. It could be in rate. There are a number of ways that you can apply it. At this stage we’re still in the discovery phase. We’re focusing on the technology and the ability to supply that information to a major customer and out of that we’ll determine and bring some clarity to how that might be folded into revenue in the future.

Question:	Last question for you.—You expect to pay down $25 million in March. Do you have a target debt or leverage ratio?

M. Urbania:	Our target leverage ratio right now is based upon our 2007 plan as we’ve laid it out.—If we take a fair amount of our free cash flow and use it to bring down debt, we would be in the 2x range by the end of 2007. I think that’s our target for now but we’ll be looking for, as our shareholders would expect us to do, opportunistic ways to deploy our free cash flow in a manner that enhances shareholder value.

C. Raymond:	Folks, thanks for your time and attention today. Let me just hit a few of the highlights here and reinforce a couple of things that we talked about this morning.

I think first and foremost we apologize that we’re putting this earnings release out here on this second day of March for a year which ended for us financially in late December. As you know, this is our first full year of public company reporting status. We are fully Sarbanes Oxley compliant. We have a very clean audit situation with our external auditors. We’re very proud of the work that was done this year and, as you might understand, that takes quite a bit of time. You can anticipate that our earnings releases going forward will be timed much closer to the actual financial closing of our accounting periods.

We have a real exciting year ahead. We’re deep into the execution of two of our most critical activities, which are the redeployment of our ships through the TP1 initiative and Horizon Edge. As you know, the TP1 impacts each of our trade lanes, not just the trans-Pacific, but also Alaska, Hawaii, Guam and Puerto Rico. We are very confident of our assumptions as a part of that plan—They are accurate. We have good measures in place to know just what is happening and we feel very good about the execution of these two plans.

The Company continues to represent, I believe, a very stable revenue and earnings opportunity. The diversity of our trade lanes, the diversity of our customer base, and the diversity of those products that are being moved in our Horizon Lines deployments by our customers just lend themselves to a very predictable revenue situation, not to mention the fact that a big portion of our freight is contracted for, including the Maersk eastbound Asian cargo which is actually contracted out through 2010.

Finally, the issue of strong cash flows.—Mark did mention the $25 million debt pay down. We are going to do what’s right for shareholders. We’re in business to serve customers and to earn returns for our shareholders and that may portend more debt pay downs this year. As free cash flow is generated, we expect that money will go to reducing our debt unless we find a more effective use for that cash.

We don’t have one on the horizon at this point in time so I think you can anticipate that this Company will continue to do what it said we were going to do back last year, which is to address our debt situation. As you know, our 9% notes and our 11% discount notes are not callable without a premium for several years so there’s not much we can do on that front because of the premiums and the fact that those bonds are trading well today so you can imagine that we’ll be focusing on our senior debt in the short range.

With that, we thank you again and look forward to talking to you in a little less than two months about the first quarter of 2007.

Operator:	Ladies and gentlemen, this does conclude the Horizon Lines’ fourth quarter 2006 earnings release conference call.

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